Exhibit 99.2
Nextdoor Announces Fourth Quarter and Full Year 2022 Results
SAN FRANCISCO, CA, February 28, 2023 — Nextdoor Holdings, Inc. (NYSE: KIND) today announced results for the fourth quarter and full year ended December 31, 2022.
"In the fourth quarter of 2022, Weekly Active Users (WAU) grew 11% year-over-year and 4% quarter-over-quarter, reflecting the utility, community, and durable value Nextdoor provides to neighbors and businesses of all sizes. With a strong team and over $580M of cash and investments on our balance sheet, we are well-positioned to execute on our product strategy to support WAU growth, revenue growth, and margin expansion in 2023," said Nextdoor CEO Sarah Friar.

Nextdoor's highlighted metrics for the fourth quarter ended December 31, 2022 include:

•Total Weekly Active Users (WAU) increased 11% year-over-year to 40.0 million.
•Revenue was $53.3 million, compared to $59.3 million in the year-ago period.
•Net loss was $33.4 million, compared to $29.3 million in the year-ago period.
•Adjusted EBITDA loss was $17.1 million, compared to $7.8 million in the year-ago period.

Nextdoor's highlighted metrics for the year ended December 31, 2022 include:

•Total Weekly Active Users (WAU) increased 21% year-over-year.
•Revenue increased 11% year-over-year to $212.8 million.
•Net loss was $137.9 million, compared to $95.3 million in the year-ago period.
•Adjusted EBITDA loss was $75.5 million, compared to $43.7 million in the year-ago period.
•Cash, cash equivalents, and marketable securities were $583.3 million as of December 31, 2022.

For more detailed information on our operating and financial results for the fourth quarter and full year ended December 31, 2022, as well as our outlook, please reference our Shareholder Letter posted to our Investor Relations website located at investors.nextdoor.com.

	Three Months Ended December 31,		Percent Change	Year Ended December 31,		Percent Change
(in thousands)	2022	2021		2022	2021
Revenue	$53,270	$59,327	(10)%	$212,765	$192,197	11%
Loss from operations	$(36,331)	$(29,265)		$(144,204)	$(94,806)
Net loss	$(33,408)	$(29,323)		$(137,916)	$(95,325)
Adjusted EBITDA(1)	$(17,122)	$(7,840)		$(75,471)	$(43,659)

Exhibit 99.2
(1) The following is a reconciliation of net loss, the most comparable GAAP measure, to adjusted EBITDA for the periods presented above:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2022	2021	2022	2021
Net loss	$(33,408)	$(29,323)	$(137,916)	$(95,325)
Depreciation and amortization	1,487	970	5,656	4,172
Stock-based compensation	17,463	20,543	64,420	47,514
Interest income	(3,957)	(91)	(9,304)	(177)
Provision for income taxes	1,293	61	1,673	157
Adjusted EBITDA	$(17,122)	$(7,840)	$(75,471)	$(43,659)

Nextdoor will host a conference call at 2:00 p.m. PT/5:00 p.m. ET today to discuss these results and outlook. A live webcast of our fourth quarter and full year 2022 earnings release call will be available in the Events & Presentations section of Nextdoor’s Investor Relations website located at investors.nextdoor.com. After the live event, the audio recording for the webcast can be accessed on the same website for approximately one year.

Nextdoor uses its Investor Relations website (investors.nextdoor.com), its Twitter handle (twitter.com/Nextdoor), its LinkedIn Home Page (linkedin.com/company/nextdoor-com), and Sarah Friar’s LinkedIn posts (linkedin.com/in/sarah-friar-922b044) as a means of disseminating or providing notification of, among other things, news or announcements regarding its business or financial performance, investor events, press releases, and earnings releases, and as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.
Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are prepared in accordance with GAAP, we present certain non-GAAP financial measures, such as Adjusted EBITDA, in this press release. Our use of non-GAAP financial measures has limitations as an analytical tool, and these measures should not be considered in isolation or as a substitute for analysis of financial results as reported under GAAP.

We use non-GAAP financial measures in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including in the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance. Non-GAAP financial measures provide consistency and comparability with past financial performance, facilitate period-to-period comparisons of core operating results, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. In addition, Adjusted EBITDA is widely used by investors and securities analysts to measure a company's operating performance. We exclude the following items from one or more of our non-GAAP financial measures: stock-based compensation expense (non-cash expense calculated by companies using a variety of valuation methodologies and subjective assumptions), depreciation and amortization (non-cash expense), interest income, provision for income taxes, and, if applicable, acquisition-related costs.

Exhibit 99.2

Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, (1) stock-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy, (2) although depreciation and amortization expense are non-cash charges, the assets subject to depreciation and amortization may have to be replaced in the future, and our non-GAAP measures do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements, and (3) adjusted EBITDA does not reflect: (a) changes in, or cash requirements for, our working capital needs; (b) interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us; or (c) tax payments that may represent a reduction in cash available to us. The non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures.

About Nextdoor

Nextdoor (NYSE: KIND) is where you connect to the neighborhoods that matter to you so you can belong. Kindness is core to our purpose: to cultivate a kinder world where everyone has a neighborhood they can rely on. Neighbors around the world turn to Nextdoor daily to receive trusted information, give and get help, get things done, and build real-world connections with those nearby — neighbors, businesses, and public services. Today, neighbors rely on Nextdoor in more than 305,000 neighborhoods across 11 countries. In the U.S., 1 in 3 households uses the network. Nextdoor is based in San Francisco. For additional information and images: nextdoor.com/newsroom.
Contacts
Nextdoor Investor Relations:

Matt Anderson
Arushi Sharma
ir@nextdoor.com
or visit investors.nextdoor.com

Nextdoor Media Relations:
David Roady
Antonia Gray
press@nextdoor.com